AGILYSYS APPOINTS RAMESH SRINIVASAN PRESIDENT AND CEO

Accomplished Senior Technology Executive to Lead Company’s Efforts to Accelerate Global Growth

Alpharetta, GA - December 12, 2016 - Agilysys, Inc. (Nasdaq: AGYS) (“the Company”), a global provider of next-generation hospitality software solutions and services, today announced the appointment of Ramesh Srinivasan as the Company’s new President and Chief Executive Officer, effective January 3, 2017. Mr. Srinivasan, who most recently served as CEO of Ooyala, a leading provider of video publishing, analytics and monetization services and a Telstra Corporation subsidiary, will also serve as a member of Agilysys’ Board of Directors.

Mr. Srinivasan brings to Agilysys over 30 years of hands-on enterprise software execution and senior technology management leadership and strategy expertise and accomplishments.  Prior to joining Ooyala, Mr. Srinivasan served as President and Chief Executive Officer of Innotrac Corporation, where he oversaw the ecommerce fulfillment provider’s merger with eBay Enterprise.  Before that, Mr. Srinivasan was President and Chief Executive Officer of Bally Technologies Inc. During his tenure at Bally, where he started as Executive Vice-President, Systems in 2005 before being promoted to President & COO in 2011 and then to President & CEO in 2012, the company grew its annual revenue from approximately $500 million in 2005 to approximately $1.2 billion in 2014 and saw a stock price increase of about 700 percent during the same time period.  Prior to Bally, Srinivasan was with Manhattan Associates for about seven years, where he rose from Director, Technical Services to Executive Vice-President.

Michael Kaufman, Chairman of the Agilysys Board of Directors, stated, "Ramesh’s experience and expertise in driving performance at high growth technology companies and helping them scale their business will be invaluable for Agilysys.  Throughout his career, he has demonstrated tremendous success in formulating clearly defined strategies for growth and profitability, in developing and implementing initiatives that have driven outstanding performance in day-to-day operations, increasing customer satisfaction levels, and achieving a high level of execution on global growth opportunities.  Ramesh’s leadership will help accelerate our growth as we bring the promise of our products and customer service excellence to fruition.”

Mr. Srinivasan’s early agenda will include the implementation of the Company’s accelerated investments in its products, sales and services.  He will lead the development and execution of go-to-market strategies that better align Agilysys’ products and organizational capabilities with the Company’s near-term opportunities to aggressively expand the business with large scale and international customers.

“This is an exciting time to join Agilysys,” said Mr. Srinivasan.  “The opportunities to grow the business have expanded dramatically thanks to the continued development of the rGuest product portfolio, a well-earned reputation for leading customer service, and a clear understanding of hospitality operators’ needs for new technology solutions that help them grow their business by keeping them more closely connected to their guests throughout the visit lifecycle.  I look forward to meeting and working closely with our customers and working with all of our team members and our Board of Directors to implement strategic initiatives that further build our momentum and accomplish our goals of quickly scaling the business across the globe.”

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2016. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

About Agilysys
Agilysys is a leading technology company that provides innovative point-of-sale, property management, inventory and procurement, workforce management, analytics, document management and mobile and wireless solutions and services to the hospitality industry. The company's solutions and services allow property managers to better connect, interact and transact with their customers by streamlining operations, improving efficiency, increasing guest recruitment and wallet share, and enhancing the guest experience. Agilysys serves four major market sectors: Gaming, both corporate and tribal; Hotels, Resorts and Cruise; Foodservice Management; and Restaurants, Universities, Stadia and Healthcare. A significant portion of the company's consolidated revenue is derived from contract support, maintenance and subscription services. Agilysys operates throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA. For more information, visit www.agilysys.com.

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Investor Contact:
Tony Pritchett
Interim Chief Financial Officer
Agilysys, Inc.
770-810-7800 or investorrelations@agilysys.com

Richard Land, Norberto Aja, Jim Leahy
JCIR
212-835-8500 or agys@jcir.com